UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

3DIcon Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	73-1479206
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6804 South Canton Avenue, Suite 150

Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $.0002 per share.

Item 1.  Description of Registrant’s Securities to be Registered.

COMMON STOCK

Our authorized common stock consists of 1,500,000,000 shares, par value $0.0002.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a merger or an amendment to the Company’s certificate of incorporation.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Item 2.  Exhibits.

Exhibit Number	Description
3.1	Certificate of Incorporation (incorporated herein by reference to Form SB-2 as filed on December 15, 2006 and subsequently withdrawn on February 5, 2007).
3.2	By-Laws of the Registrant (incorporated herein by reference to Form SB-2 as filed on December 15, 2006 and subsequently withdrawn on February 5, 2007).
3.3	Amended Certificate of Incorporation (incorporated herein by reference to Form SB-2 as filed on December 15, 2006 and subsequently withdrawn on February 5, 2007).
3.4	Amended Certificate of Incorporation (incorporated herein by reference to Form SB-2 as filed on December 15, 2006 and subsequently withdrawn on February 5, 2007).
3.5	Amended Certificate of Incorporation (incorporated herein by reference to Form SB-2 as filed on December 15, 2006 and subsequently withdrawn on February 5, 2007).
3.6	Amended Certificate of Incorporation (incorporated herein by reference to Current Report on Form 8-K as filed on December 7, 2010 ).
3.7	Amended Certificate of Incorporation (incorporated herein by reference to Current Report on Form 8-K as filed on May 2, 2012 ).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

3DICON CORPORATION

Dated: May 3, 2012		/s/ Mark Willner
	By:	Mark Willner Chief Executive Officer